EXHIBIT 10.158

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

2008 INCENTIVE COMPENSATION PLAN

Continue the value-sharing concept which provides for a fixed percentage of profit, the incentive pool (12.75% of pre-tax profit which excludes the impact of FASB133, the increase or decrease in the fair value of derivative), to be shared if results equal or exceed a threshold level of profit margin performance. The incentive pool created by the sharing percentage is allocated to participants based on individual target award levels. Any potential impairment charges, restructuring charges or other similar items are adjusted at the discretion of the Human Resources and Compensation Committee.

Allocation of Incentive Pool

Class of Eligible Employees	Percent of Pre-tax Profit

Profit Share	4.25%
Field Location Mgmt	3.50%
Middle Management	1.50%
Executive	3.50%
Total	12.75%

The incentive pool will be phased in separately for the profit sharing group and the management group.

Pool and Funding Criteria	Non-GAAP Pre-tax Margin

Proposed Trigger for Profit Share (4.25% Pool)	2.00%
Proposed Trigger for rest of IC (8.50%)	3.00%
Proposed enhanced discretionary IC pool of $500,000	4.00%

Impact of Detrimental Activity on Award

If a participant in the 2008 Incentive Compensation Plan, either during employment by DTAG or a subsidiary or within six (6) months after termination of such employment, shall engage in any Detrimental Activity (defined below), and the Board of Directors of DTAG (or any committee as delegated by the Board) (the “Board”) shall so find, the participant shall return to DTAG all or so much of the award (as determined by the Board) made to the participant under the plan. The Board may determine to recover different amounts from different participants or different classes in the plan on such bases as it shall deem appropriate. To the extent that the amount of the award is not fully paid and returned to DTAG, it may set off the amount so payable to it against any amounts that may be owing from time to time by DTAG or a subsidiary to the participant, whether as wages, deferred compensation or vacation pay or in the form of any other benefit or for any other reason. DTAG shall not enforce remedies upon occurrence of a Detrimental Activity against any participant in excess of or beyond restrictions or limitations under applicable law.

As used herein, “Detrimental Activity” means:

(i)        Engaging in any activity, as an employee, principal, agent, or consultant for another entity that competes with DTAG in any actual, researched, or prospective product, service, system, or business activity for which the participant has had any direct responsibility during the last two years of his or her employment with DTAG or a subsidiary, in any territory in which DTAG or a subsidiary manufactures, sells, markets, services, or installs such product, service, or system, or engages in such business activity.

(ii)       Soliciting any employee of DTAG or a subsidiary to terminate his or her employment with DTAG or a subsidiary.

(iii)      The disclosure to anyone outside DTAG or a subsidiary, or the use in other than DTAG’s or a subsidiary’s business, without prior written authorization from DTAG, of any confidential, proprietary or trade secret information or material relating to the business of DTAG and its subsidiaries, acquired by the participant during his or her employment with DTAG or its subsidiaries or while acting as a consultant for DTAG or its subsidiaries thereafter.

(iv)      The failure or refusal to disclose promptly and to assign to DTAG upon request all right, title and interest in any invention or idea, patentable or not, made or conceived by the participant during employment by DTAG and any subsidiary, relating in any manner to the actual or anticipated business, research or development work of DTAG or any subsidiary or the failure or refusal to do anything reasonably necessary to enable DTAG or any subsidiary to secure a patent where appropriate in the United States and in other countries.

(v)       Activity that results in Termination for Cause. “Termination for Cause” shall mean a termination:

(a)       due to the participant’s willful and continuous gross neglect of his or her duties for which he or she is employed, or

(b)       due to an act of dishonesty on the part of the participant constituting a felony resulting or intended to result, directly or indirectly, in his or her gain for personal enrichment at the expense of DTAG or a subsidiary.

(vi)      Any other conduct or act determined to be injurious, detrimental or prejudicial to any significant interest of DTAG or any subsidiary unless the participant acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of DTAG.

(vii)     Conduct by a participant, including errors, omissions or fraud, that caused or partially caused the need for the restatement of any financial statements or financial results of DTAG.

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